Exhibit 99.1

Message from the Chairman:

March 18th 2013

Dear Fellow Shareholders:

We are pleased to provide an update on a number of initiatives 3Power has implemented to help the Company streamline its operations and ensure that management meets and exceeds our objectives and goals.

The past few months have been a busy and exciting time for everyone here at 3Power as we continue to pursue opportunities to produce renewable generated electrical power and other alternative energies.

After examining the global energy landscape, we decided to focus our efforts on developing hydroelectric power in Albania. With many of the existing plants aging and the demand for power rapidly growing, we believe devoting our time and resources to increasing generation capacity in the county will not only improve its economy, but generate value for our shareholders.

To help us meet our mission, we are pleased to announce Sharif Rahman, our current CFO, will also take on the role of CEO, replacing Uma Maheshwaran Balasubramaniam. We thank Mr. Balasubramaniam for his hard work and effort, which was crucial to helping the Company get off the ground.

We believe that the future for 3Power is bright, as we detailed below. As always, we appreciate your loyalty as a shareholder as the Company embarks on its next chapter.

Sincerely,

Mohammed Falaknaz

3Power focuses efforts on the Development of Renewable Energy Power plants and its operations in the Balkan countries

The company will focus its activities on the development and operation of renewable energy power plants in the Balkan markets. The company closed its subsidiary in Latin America and ceased its development operation in Italy.

SHALA Hydro Electric Power Project:

Work in Progress: Fortune and Star Co. Ltd., (“F&S”) will be the official entity from the F&S Group and will lead the consortium replacing F&S Heavy Industries-Singapore. On July 15, 2012, the F&S consortium executives and engineering team traveled to Albania for data gathering and a site visit. Following the visit, the F&S team began an analysis to assess the overall technical feasibility of the project and evaluate the main constraints and related risks. In addition, F&S estimated project costs and a schedule for completion as well as environmental issues related to the development.

As a result of the analysis, F&S decided on September 20, 2012 to engage engineering firms with hydropower experience in Albania. Working with these firms will ensure that the Company meets all the environmental impact studies within a reasonable time frame. On October 15, 2012, F&S engaged Stucky Ltd. (http://www.stucky.ch). Stucky, a leading international firm in the field of large dams, has over one hundred major realized projects in its portfolio, with extensive experience in double-curvature arch dams and concrete gravity structures. Building on its original success in dam design, the company has diversified its activities into fields related to water, energy and the environment.

Stucky, based in Switzerland and employing over 300 engineers and technical staff, is active on several continents, with offices in France, Algeria, Georgia, Tajikistan, Turkey, Portugal and Serbia. Stucky was appointed to carry out a brief analysis to assess the overall technical feasibility of the project. The company will also evaluate the main constraints and related risks, assess project costs, environmental issues and cultivate a project development timeline.

Site visit on November 26, 2012: Each element of the proposed cascade was inspected with the F&S’s local team to gather basic project information (i.e. access roads conditions, layout, geology). The team verified the reliability of the data used for the hydrology study and gauged the status of the hydro metric and meteorological gauging stations.

On December 3, 2012, Stucky produced an initial project appraisal report. The report, based on the site visit, provided an overview of the project and an analysis of technical issues that are important to investors and other key stakeholders.

Photos from the site visit

Stucky is working on the Environment Impact Analysis (EIA) and is expected to produce its final report at the end of March 2013.

Additionally, 3Power engaged a local engineering consulting company with expertise in developing hydropower plants in Albania (ILLYRIAN CONSULTING ENGINEERS sh.p.k www.ice.al). 3Power also engaged a financial audit company (Avanntive Consulting sh.p.k, www.avanntive.al) to review management’s financial models and provide an indicative valuation report for the project (Please review the accompanied SHALA Project Analysis Findings Summary Document/18th March 2013).

3Power engages New York-Based Investor Relations Agency KCSA

The Company engaged KCSA (www.kcsa.com), a New York-based fully-integrated communications firm to provide investor relations counsel and assists with formulating 3Power’s strategic messaging. KCSA will work to increase awareness of 3Power and the convey value that exists in the Company to the investment community. KCSA will also help maintain relationships with existing investors as well as make introductions to potential new institutional and retail investors.

Forward Looking Statement

This letter contains statements that constitute forward-looking statements. These statements appear in a number of places in this letter and include all statements that are not statements of historical fact regarding the intent, belief or current expectations of the Company, its directors or its officers with respect to, among other things: (i) the Company's financing plans; (ii) trends affecting the Company's financial condition or results of operations; (iii) the Company's growth strategy and operating strategy; and (iv) the declaration and payment of dividends. The words "may," "would," "will," "expect," "estimate," "anticipate," "believe," "intend," and similar expressions and variations thereof are intended to identify forward-looking statements. Investors are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks and uncertainties, many of which are beyond the Company's ability to control, and that actual results may differ materially from those projected in the forward-looking statements as a result of various factors.